Exhibit 21.1    Subsidiaries of Capstone Companies, Inc.

Subsidiaries of Registrant

United State of America

Capstone Industries, Inc., a Florida corporation

Capstone Lighting Technologies, L.L.C., a Florida limited liability company

Hong Kong SAR

Capstone International Hong Kong Ltd